Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 21, 2021, with respect to the consolidated financial statements of GBT JerseyCo Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

December 21, 2021